UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 26, 2010

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma (Address of principal executive offices)		73107 (Zip Code)

Registrant's telephone number, including area code     (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The information required by this Item 1.01 is set forth in Item 2.03, which is incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 26, 2010, Climate Master, Inc. (“Climate Master”), a subsidiary of LSB Industries, Inc. (the “Company”), exercised its option to purchase the building in which Climate Master conducts its primary manufacturing operations.  The option price was $5 million.  Climate Master funded the option price through a loan from Coppermark Bank pursuant to a promissory note in the original principal amount of $5 million (the “Note”).  The Note has a 10 year term, with payments amortized over a 15 year period.  The Note bears interest at the annual rate of 6.95% for the initial five years of the Note.  The interest rate for the remaining five years of the term of the Note will be adjusted to the greater of 6.95% or the Five Year Fixed Rate of the Federal Home Loan Bank, plus 4% at the time of the adjustment.  The Note is secured by the Climate Master building.  The Company and the Company’s subsidiary, ThermaClime, Inc., have guaranteed the payment of the Note.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits.

Exhibit                 Description

99.1	Promissory Note, dated March 26, 2010, executed by Climate Master, Inc. in favor of Coppermark Bank,

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 31, 2010

LSB INDUSTRIES, INC.

By:  /s/ Tony M. Shelby
Tony M. Shelby,
Executive Vice President of Finance,
Chief Financial Officer